Exhibit 99.1

Greatbatch, Inc. Appoints Bill R. Sanford Chairman of the Board

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (NYSE:GB) today announced that its Board of Directors has appointed Bill R. Sanford as Non-Executive Chairman. Mr. Sanford is succeeding Edward F. Voboril who, as previously announced, will retire as Chairman of the Board effective January 31, 2008.

“I am very pleased to report that Bill Sanford will be the Chairman of our Board,” said Thomas J. Hook, President and Chief Executive Officer of Greatbatch, Inc. “For over seven years Bill has been instrumental to our success and I am confident that his experience in the medical industry along with his business development expertise will help the Company continue to achieve its strategic goals. I look forward to working closer with Bill in his new role.”

Mr. Sanford has been a director of Greatbatch since October 2000, was appointed Vice Chairman in August 2007, and serves as Lead Independent Director. He is the founder and chairman of Symark LLC, a technology commercialization and business development company. Mr. Sanford is executive founder, and from 1987 to 2000 was chairman of the board and chief executive officer, of STERIS Corporation, a global provider of infection and contamination prevention systems, products, services and technologies. He serves on the board of directors of KeyCorp and on the risk management and nominating and corporate governance committees of that board. He also is a director of several early stage private technology companies and not-for-profit organizations.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, therapy delivery and orthopedic markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Anthony W. Borowicz, 716-759-5809
Treasurer and Director, Investor Relations
tborowicz@greatbatch.com